EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equity Incentive Compensation Plan of SM Energy Company of our reports dated February 21, 2018, with respect to the consolidated financial statements of SM Energy Company and Subsidiaries and the effectiveness of internal control over financial reporting of SM Energy Company and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
August 7, 2018